Exhibit 10.22

June 11, 2002

William J. Elliott
2600 Cole Avenue, #302
Dallas, TX 75204

Dear Bill:

        We are pleased to extend the following offer of employment and agreement to you:

Title:	Executive Vice President, Global Commercial and Business Development
Reporting to:	S. Wayne Kay, President and CEO
Compensation:	$275,000 annually
Employment Bonus:	Upon commencing employment with QUIDEL Corporation, you will receive a one-time lump sum bonus of $50,000 (not grossed up), to be paid within the first week of employment.
Management Bonus:	You will be eligible to participate in the Quidel Management Bonus program with a target bonus of 30%. A copy of the bonus program for 2002 is included as Attachment A.
Stock Options:
You will receive an option to purchase 300,000 shares of common QUIDEL stock. The vesting schedule for this option will be 25% on the first year anniversary of the Option Grant Date and the remaining 75% will vest quarterly over the next three years. The purchase price will be the closing NASDAQ market price of QUIDEL's stock on your actual start date. These options are subject to approval of the Board of Directors.
Relocation Assistance:	You will receive relocation assistance as outlined in the attached policy with all relocation expenses not to exceed $30,000. The Relocation Policy is outlined in Attachment B.
Severance:	You will be eligible for up to six months severance as outlined in Attachment C, Severance Payments.
Start Date:	June 17, 2002

        In addition to the above, as a QUIDEL employee, you will be eligible to participate in our benefits programs which will take effect on your first day of employment. A summary of these benefits is enclosed. Details of these benefit plans will be provided to you upon your employment.

        As a condition of employment with QUIDEL Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement; (2) within the first three days of employment, you must provide documents from the enclosed List Of Acceptable Documents (I-9) which prove your identity and right to work in the United States; and (3) read, sign and return one copy of page 5 of the enclosed Employee Code of Conduct.

        QUIDEL Corporation is an at-will employer. This means that you have the right to terminate your employment with QUIDEL at any time, for any reason, with or without notice. Similarly, QUIDEL has the right to terminate the employment relationship at any time, for any reason, with or without notice.

Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this "at-will" term of your employment must be in writing and signed by you and QUIDEL's President.

        If you should voluntarily leave the company within one year of beginning work, you will be required to repay a prorated portion of your signing bonus. You must make this repayment within 30 days of providing notice of your resignation.

        If you should voluntarily leave the company within one year of beginning work, or one year of receiving relocation assistance, whichever is later, you will be required to repay a prorated portion of all relocation expenses covered by QUIDEL. You must make this repayment within 30 days of providing notice of your resignation.

        Please indicate your acceptance of our offer by signing below and returning a copy of this letter to Human Resources.

        Bill, on behalf of Wayne Kay and the QUIDEL Leadership Team, we are looking forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of QUIDEL Corporation.

Sincerely,

/s/  JULIE DEMEULES
Julie DeMeules
Vice President, Human Resources

cc:
S. Wayne Kay
Human Resources

Enclosures

        I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and QUIDEL's President.

/s/ WILLIAM J. ELLIOTT Signature	June 11, 2002 Date